EXHIBIT 99.1

News Release

Tutor Perini Announces First Quarter Results

•	Revenue of $992.9 million, up 9% compared to $912.5 million in Q1 2012

•	Diluted EPS of $0.31, up 288% compared to adjusted diluted EPS of $0.08 in Q1 2012

SYLMAR, Calif. -- (BUSINESS WIRE) -- May 1, 2013 -- Tutor Perini Corporation (NYSE: TPC) (the “Company”), a leading civil and building construction company, today reported results for the first quarter ended March 31, 2013.

First-Quarter Results

Revenues were $992.9 million for the first quarter of 2013 compared to $912.5 million for the first quarter of 2012. Income from construction operations was $36.1 million for the first quarter of 2013 compared to $17.0 million for the first quarter of 2012. Net income for the first quarter of 2013 was $14.8 million compared to a net loss of $1.2 million for the first quarter of 2012. Diluted earnings per share were $0.31 for the first quarter of 2013 compared with a diluted loss per share of $0.03 for the first quarter of 2012. Excluding $3.6 million in discrete tax adjustments and a $2.7 million pre-tax loss on the sale of certain auction rate securities, both of which were recognized in the first quarter of 2012, net income and diluted earnings per share for the first quarter of 2012 were $4.1 million and $0.08, respectively. Net income and diluted earnings per share excluding these adjustments are non-GAAP financial measures, which are discussed below and are reconciled to the most directly comparable GAAP measures in the financial tables attached hereto.

Revenues in the first quarter were up 8.8% compared to the same quarter last year due primarily to activity in new hospitality and gaming projects in California, Arizona, and Nevada, work performed in New York in connection with damage caused by Hurricane Sandy, and increased activity in a tunnel project in Washington. The increase in net income in the first quarter was due primarily to the increased revenue described above and a reduction in general and administrative expenses.

At March 31, 2013, working capital was $827.9 million, an increase of $80.3 million from $747.6 million at December 31, 2012. The Company believes its financial position and available borrowing under existing credit arrangements are sufficient to support the Company’s current backlog and anticipated new work.

The backlog of uncompleted construction work at March 31, 2013 was $5.5 billion, a decrease of $0.1 billion from $5.6 billion reported at December 31, 2012 and a decrease of $0.4 billion from $5.9 billion reported at March 31, 2012. Revenues earned during the first quarter offset the new awards and adjustments to contracts in process, which together added approximately $0.9 billion. Significant additions to backlog during the first quarter of 2013 included two educational building projects in California valued at $234 million, the construction contract for the Hudson Yards South Tower in New York, a $58 million transit signal modernization project in New York, and a $40 million federal facility in Mississippi.

Recent Successful Bids Result in a Significant New Volume of Pending Awards

In April 2013, the Company’s joint venture with Zachry Construction Corporation and Parsons Corporation was identified as the “apparent best value” bidder for the initial segment of the California High-Speed Rail project, with a bid valued at approximately $985 million, and the Company was also identified as the low bidder for the San Francisco Municipal Transportation Agency’s Third Street Light Rail Program Phase 2 – Central Subway project, with a bid valued at approximately $840 million. These two major pending civil awards are expected to result in the addition of over $1.3 billion of backlog upon execution of the respective contracts. The Company’s total volume of pending awards now stands at $6.5 billion, which includes these two California rail projects, up to $3.7 billion in additional large phases of the Hudson Yards project, and various educational, hospitality and gaming, government, and bridge projects. These awards are expected to enter the Company’s backlog over the next several quarters.

Outlook

Ronald Tutor, Chairman and Chief Executive Officer, said, “I am pleased with the Company’s strong first-quarter results, which were highlighted by double-digit organic revenue growth in our Building and Specialty Contractors segments and solid profitability across all our segments. In addition, our recent successful civil bids on two major California rail projects provide us with increased confidence and growth visibility over the next several years.” Tutor continued, “The Company is maintaining its fiscal 2013 guidance for revenue in the range of $4.5 billion to $5.0 billion and diluted EPS in the range of $1.65 to $1.90, and we plan to re-evaluate this guidance next quarter based upon the expected impact of new contracts executed between now and then.”

Non-GAAP Financial Measures

To supplement our consolidated financial statements presented based on accounting principles generally accepted in the United States of America (“GAAP”), we sometimes use non-GAAP measures of income from operations, net income, earnings per share and other measures that we believe are appropriate to enhance an overall understanding of our historical financial performance and future prospects. The Company is providing these measures to provide additional information to facilitate the comparison of past and present operations, and they are among the indicators management uses as a basis for evaluating its financial performance as well as for forecasting future periods. For these reasons, management believes these non-GAAP measures can be useful operating performance measures to be considered by investors, potential investors and others. These measures are not intended to replace the presentation of our financial results in accordance with GAAP, and they should be considered in addition to, and not in lieu of, our GAAP results. The non-GAAP financial measures that we provide may not be comparable to other similarly titled measures of other companies. A table reconciling reported income/loss from construction operations, net income/loss, and diluted earnings/loss per share under GAAP to adjusted income from operations, net income and diluted earnings per share in 2012 is attached. Included in the adjustments to GAAP are the impacts of: (i) $3.6 million of discrete tax expense items related to an increase in unrecognized tax benefits and an adjustment, both associated with certain stock-based compensation items identified during the first quarter of 2012, and (ii) the $2.7 million realized loss on the sale of auction rate securities in the first quarter of 2012.

First-Quarter Conference Call

The Company will host a conference call at 2:00 PM Pacific Time on Wednesday, May 1, 2013, to discuss the first quarter 2013 results. To participate in the conference call, please dial (877) 703-6105 and enter the passcode 88083314 five to ten minutes prior to the scheduled conference call time. International callers should dial (857) 244-7304 and enter the passcode 88083314.

For those unable to participate in the call at the scheduled time, a replay will be available on Wednesday, May 1, 2013 at 3:30 PM Pacific Time through Wednesday, May 8, 2013. To access the replay, dial (888) 286-8010 and enter the replay code 43972785. International callers should dial (617) 801-6888 and enter the replay code 43972785.

The conference call will be webcasted live over the internet and can be accessed by all interested parties on Tutor Perini's website at www.tutorperini.com. To listen to the webcast, please visit Tutor Perini's website at least fifteen minutes prior to the start of the call to register, download, and install any necessary software. For those unable to participate during the live webcast, a replay will be available shortly after the call on Tutor Perini's website for 90 days.

About Tutor Perini Corporation

Tutor Perini Corporation is a leading civil and building construction company offering diversified general contracting and design-build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures. We offer general contracting, pre-construction planning, and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials, and subcontractors required for a project. We also offer self-performed construction services including excavation, concrete forming and placement, steel erection, electrical and mechanical services, plumbing, and HVAC. We are known for our major complex building project commitments as well as our capacity to perform large and complex transportation and heavy civil construction for government agencies and private clients throughout the world.

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future and statements regarding future guidance or estimates and non-historical performance. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. The Company’s expectations, beliefs and projections are expressed in good faith and the Company believes there is a reasonable basis for them. There can be no assurance that future developments affecting the Company will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company's ability to successfully and timely complete construction projects; the Company’s ability to win new contracts and convert backlog into revenue; the Company’s ability to realize the anticipated economic and business benefits of its acquisitions and its strategy to assemble and operate a Specialty Contractors business segment; the potential delay, suspension, termination, or reduction in scope of a construction project; the continuing validity of the underlying assumptions and estimates of total forecasted project revenues, costs and profits and project schedules; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings; the availability of borrowed funds on terms acceptable to the Company; the ability to retain certain members of management; the ability to obtain surety bonds to secure its performance under certain construction contracts; possible labor disputes or work stoppages within the construction industry; changes in federal and state appropriations for infrastructure projects and the impact of changing economic conditions on federal, state and local funding for infrastructure projects; possible changes or developments in international or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances; and actions taken or not taken by third parties, including the Company’s customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials; and other risks and uncertainties discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission on February 25, 2013. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact:

Tutor Perini Corporation
Jorge Casado, 818-362-8391
Director, Investor Relations
www.tutorperini.com

Tutor Perini Corporation
Consolidated Balance Sheets
(In thousands, except par value)

	March 31, 2013	December 31,
	(Unaudited)	2012
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$132,318	$168,056
Restricted cash	45,231	38,717
Accounts receivable, including retainage	1,331,555	1,224,613
Costs and estimated earnings in excess of billings	479,361	465,002
Deferred income taxes	9,721	10,071
Other current assets	74,500	75,388
Total current assets	2,072,686	1,981,847

Long-term investments	46,283	46,283
Property and equipment, net	487,385	485,095
Goodwill	570,646	570,646
Intangible assets, net	123,551	126,821
Other	86,887	85,718

Total assets	$3,387,438	$3,296,410

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current maturities of long-term debt	$67,330	$67,710
Accounts payable, including retainage	705,916	696,473
Billings in excess of costs and estimated earnings	295,265	301,761
Accrued expenses and other current liabilities	176,249	168,326
Total current liabilities	1,244,760	1,234,270

Long-term debt, less current maturities	737,083	669,380
Deferred income taxes	109,988	109,900
Other long-term liabilities	133,909	138,996
Total liabilities	2,225,740	2,152,546

CONTINGENCIES AND COMMITMENTS

STOCKHOLDERS’ EQUITY:
Preferred stock, $1 par value:
Authorized – 1,000,000 shares
Issued and outstanding – none	-	-
Common stock, $1 par value:
Authorized – 75,000,000 shares
Issued and outstanding – 47,575,692 shares and 47,556,056 shares	47,576	47,556
Additional paid-in capital	1,005,534	1,002,603
Retained earnings	152,079	137,279
Accumulated other comprehensive loss	(43,491)	(43,574)
Total stockholders' equity	1,161,698	1,143,864

Total liabilities and stockholders' equity	$3,387,438	$3,296,410

Tutor Perini Corporation
Consolidated Statements of Operations (Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31, 2013	March 31, 2012

Revenues	$992,928	$912,534

Cost of operations	892,571	826,375

Gross profit	100,357	86,159

General and administrative expenses	64,278	69,196

INCOME FROM CONSTRUCTION OPERATIONS	36,079	16,963

Other expense, net	(827)	(2,308)
Interest expense	(11,336)	(11,082)

Income before income taxes	23,916	3,573

Provision for income taxes	(9,116)	(4,776)

NET INCOME (LOSS)	$14,800	$(1,203)

BASIC EARNINGS (LOSS) PER COMMON SHARE	$0.31	$(0.03)

DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.31	$(0.03)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
BASIC	47,559	47,330
Effect of dilutive stock options and restricted stock units	954	-
DILUTED	48,513	47,330

Tutor Perini Corporation
Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Three Months Ended
	March 31, 2013	March 31, 2012
Cash Flows from Operating Activities:
Net income (loss)	$14,800	$(1,203)

Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	13,793	15,790
Stock-based compensation expense	3,078	3,419
Adjustment of interest rate swap to fair value	-	264
Deferred income taxes	348	5,693
Loss on sale of investments	-	2,699
Gain on sale of property and equipment	(76)	(79)
Other non-cash items	(197)	767
Other long-term liabilities	1,851	214
Changes in other components of working capital	(118,052)	(52,602)
NET CASH USED IN OPERATING ACTIVITIES	(84,455)	(25,038)

Cash Flows from Investing Activities:
Acquisition of property and equipment	(12,179)	(10,649)
Proceeds from sale of property and equipment	239	3,968
Investments in available-for-sale securities	-	(535)
Proceeds from sale of available-for-sale securities	-	16,553
Change in restricted cash	(6,514)	(13)
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(18,454)	9,324

Cash Flows from Financing Activities:
Proceeds from debt	293,014	98,500
Repayment of debt	(225,684)	(95,107)
Business acquisition related payments	-	(1,188)
Issuance of common stock and effect of cashless exercise	(159)	(307)
Debt issuance costs	-	(10)
NET CASH PROVIDED BY FINANCING ACTIVITIES	67,171	1,888

Net Decrease in Cash and Cash Equivalents	(35,738)	(13,826)
Cash and Cash Equivalents at Beginning of Year	168,056	204,240
Cash and Cash Equivalents at End of Period	$132,318	$190,414

Supplemental Disclosure of Cash Paid (Received) For:
Interest	$5,107	$3,320
Income taxes	$(2,902)	$781

Supplemental Disclosure of Non-Cash Transactions:
Property and equipment acquired through financing arrangements	$-	$2,050
Grant date fair value of common stock issued for services	$439	$1,421

Tutor Perini Corporation
Reconciliation of Non-GAAP Measures
(In thousands)

	Three Months Ended March 31, 2013	Three Months Ended March 31, 2012

Reported Net Income (Loss)	$14,800	$(1,203)
Plus: Realized loss on sale of investments	-	2,699
Less: Tax benefits provided on realized sale of investments	-	(1,057)
Plus: Discrete tax adjustments	-	3,649
Net income, excluding discrete items	$14,800	$4,088

Reported diluted income (loss) per common share	$0.31	$(0.03)
Plus: Realized loss on sale of investments	-	0.03
Plus: Discrete tax adjustments	-	0.08
Diluted earnings per common share, excluding discrete items	$0.31	$0.08

Tutor Perini Corporation
Selected Segment Information
(In thousands)

	Reportable Segments
	Building	Civil	Specialty Contractors	Management Services	Totals	Corporate (a)	Consolidated Total
Three Months Ended
March 31, 2013
Total Revenues	$425,114	$283,975	$301,877	$47,369	$1,058,335	$-	$1,058,335

Elimination of intersegment revenues	(11,475)	(51,288)	(10)	(2,634)	(65,407)	-	(65,407)

Revenues from external customers	$413,639	$232,687	$301,867	$44,735	$992,928	$-	$992,928

Income from construction operations	$4,237	$21,554	$19,286	$2,806	$47,883	$(11,804)	$36,079

Three Months Ended
March 31, 2012
Total Revenues	$343,039	$250,589	$267,736	$68,112	$929,476	$-	$929,476

Elimination of intersegment revenues	(2,245)	(1,216)	(298)	(13,183)	(16,942)	-	(16,942)

Revenues from external customers	$340,794	$249,373	$267,438	$54,929	$912,534	$-	$912,534

Income from construction operations	$(8,897)	$16,842	$19,748	$1,886	$29,579	$(12,616)	$16,963

(a)	Primarily consists of corporate general and administrative expenses.

Tutor Perini Corporation
Selected Backlog Information
(In millions)

	Backlog at December 31, 2012	New Business Awarded (1)	Revenues Recognized in the Three Months Ended March 31, 2013	Backlog at March 31, 2013

Building	$1,964.9	$490.8	$(413.6)	$2,042.1
Civil	1,774.0	124.6	(232.7)	1,665.9
Specialty Contractors	1,507.3	289.0	(301.9)	1,494.4
Management Services	357.4	11.2	(44.7)	323.9
Total	$5,603.6	$915.6	$(992.9)	$5,526.3

(1)	New business awarded consists of the original contract price of projects added to our backlog plus or minus subsequent changes to the estimated total contract price of existing contracts.